Exhibit 99. ACCT
10-10-19

Changes in Registrant's Independent Public Accountant
STOCK DIVIDEND FUND, INC.

The Board of Directors appointed Turner, Stone & Co., as the independent registered public accounting firm of the Fund for the Fund's current fiscal year ending
December 2018.

Effective March 15, 2018, the Prior Auditor resigned as the independent registered public accounting firm. The Prior Auditor's report on the financial statements of the Fund for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Fund's two most recent fiscal years and through March 15, 2018, there were no 1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report;
or 2) 'reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Fund has requested that the Prior Auditor furnish it with a letter addressed to the U.S. securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 10, 2019 is Attached as Attachment
A to this exhibit.

Attachment A

October 10, 2019
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Exhibit 99.ACCT of Form N-CSR dated October 10,
2019 of Stock Dividend Fund, Inc. and
are in agreement with the statements contained in the second paragraph of Exhibit 99.ACCT. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ PMB Helin Donovan